Exhibit 5

[SEMCO Letterhead]

November 7, 2005

The Board of Directors
SEMCO Energy, Inc.
1411 Third Street, Suite A
Port Huron, Michigan 48060

Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel to SEMCO Energy, Inc., a Michigan corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) with respect to the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of 240,171 shares (the “Shares”) of the Company’s common stock, $1.00 par value, (the “Common Stock”) reserved for issuance and sale in connection with the Company’s Deferred Compensation and Stock Purchase Plan for Non-Employee Directors, dated as of January 1, 2005 (the “Plan”).

As counsel to the Company, I have examined the Plan and certain books and records of the Company and have made such other investigations as I have deemed necessary for purposes of this opinion. In such examinations I have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to me as originals, the conformity to original documents of all copies submitted to me, the authenticity of the originals of documents submitted to me as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

As to questions of fact material to this opinion, I have relied solely upon statements of officers of the Company. I have assumed and relied upon the accuracy and completeness of such statements, and nothing has come to my attention leading me to question the accuracy of the stated matters. I have made no independent investigation with regard thereto and, accordingly, I do not express any view or belief as to matters that might have been discovered by independent verification.

Based upon and subject to the foregoing, I am of the opinion that the Shares reserved for issuance in accordance with the Plan have been duly authorized and will, when and to the extent issued in connection with the Plan, be validly issued, fully paid and nonassessable.

In expressing the opinions set forth above, I am not passing on the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Michigan.

 1411 Third Street, Suite A, PO Box 5004 / Port Huron, MI  48060 / Phone (810) 987-2200

The Board of Directors
SEMCO Energy, Inc.
November 7, 2005

This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated. This opinion is rendered as of the date hereof, and I make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to my attention or changes in the law occur which could affect such opinion. This opinion is being furnished to you solely for your benefit in connection with the transactions contemplated by the Plan and, except as expressly set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written consent and may not be relied upon by any other person without my express written consent.

I hereby consent to the filing of this opinion or copies thereof as an exhibit to the Registration Statement.

Very truly yours,

/s/Mark T. Prendeville
Mark T. Prendeville Vice President and Deputy General Counsel SEMCO Energy, Inc.